Exhibit 99.8

WESTROCK COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in Exhibit 99.6 to the Current Report on Form 8-K/A to which this Exhibit 99.8 is attached (the “Current Form 8-K”) and our audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2023, as well as the information under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are part of the Fiscal 2023 Form 10-K of WestRock Company, which was filed with the Securities and Exchange Commissoin on November 17, 2023 (“Fiscal 2023 Form 10-K’”). In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause WestRock’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and under the caption “Cautionary Note Regarding Forward-Looking Statements,” below, in Fiscal 2023 Form 10-K, in our subsequent filings with the SEC, in the Registration Statement of Smurfit Westrock on Form S-4 (file number 333-278185), as amended (as supplemented by the prospectus filed with the SEC on April 26, 2024, the “Registration Statement”) and in Smurfit Westrock’s subsequent filings with the SEC.

In addition, the following discussion includes certain non-GAAP financial measures. See our reconciliations of non-GAAP financial measures in the “Definitions and Non-GAAP Financial Measures” section below.

Unless the context otherwise requires, “we”, “us”, “our”, “WestRock” and “the Company” refer to WestRock Company, its wholly-owned subsidiaries and its partially-owned consolidated subsidiaries.

OVERVIEW

We are a multinational provider of sustainable fiber-based paper and packaging solutions. We partner with our customers to provide differentiated, sustainable paper and packaging solutions that help them win in the marketplace. Our team members support customers around the world from our operating and business locations in North America, South America, Europe, Asia and Australia. On September 12, 2023, we entered into a transaction agreement (the “Transaction Agreement”), dated as of September 12, 2023, with Smurfit Kappa Group plc (“Smurfit Kappa”), Smurfit Westrock plc (formerly known as Smurfit Westrock Limited and prior to that known as Cepheidway Limited) (“Smurfit Westrock”) and Sun Merger Sub, LLC, a wholly owned subsidiary of Smurfit Westrock (“Merger Sub”). The Transaction, pursuant to which we became a wholly owned subsidiary of Smurfit Westrock plc, was completed on July 5, 2024. See “Note 1. Basis of Presentation and Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information. Information in Exhibit 99.6 is being provided with respect to the interim period ended June 30, 2024, which was before the consummation of the Combination. Accordingly, the disclosures herein describe the business, financial condition, results of operations, liquidity and capital resources of WestRock prior to the Combination, except as expressly provided herein.

Presentation

We have reported our financial results of operations herein in four reportable segments: Corrugated Packaging, Consumer Packaging, Global Paper and Distribution. Adjusted EBITDA has been our measure of segment profitability in accordance with ASC 280, because it was the measure used by our CODM to make decisions regarding allocation of resources and to assess segment performance. See “Note 7. Segment Information” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

Strategic Portfolio Actions

From time to time, we have completed acquisitions that have expanded our product and geographic scope, allowed us to increase our integration levels and impacted our comparative financials.

On December 1, 2022, we completed acquisition of the remaining 67.7% interest in Gondi, S.A. de C.V. (“Grupo Gondi”) for $969.8 million in cash and the assumption of debt (“Mexico Acquisition”). We accounted for this acquisition as a business combination resulting in its consolidation. We have included the operations acquired in the Mexico Acquisition in our Corrugated Packaging segment. In conjunction with our Mexico Acquisition, we also moved certain existing consumer converting operations in Latin America into our Corrugated Packaging segment in line with how we manage the business effective January 1, 2023. We did not recast prior year results related to these operations as they were not material. See “Note 3. Acquisitions” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

In addition, in fiscal 2023, we divested our interior partitions converting operations and sold our Chattanooga, TN uncoated recycled paperboard mill, sold our ownership interest in an unconsolidated displays joint venture, sold our Seven Hills mill joint venture in Lynchburg, VA, and sold our Eaton, IN, and Aurora, IL uncoated recycled paperboard mills. See “Note 1. Basis of Presentation and Significant Accounting Policies” of the Notes to Consolidated Financial Statements and “Note 1. Description of Business and Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information.

In fiscal 2023, we announced our plan to permanently cease operating our Tacoma, WA and North Charleston, SC containerboard mills and recorded various impairment and other charges associated with the closures. These mills ceased production in September 2023 and June 2023, respectively. In the third quarter of fiscal 2024, we sold the North Charleston mill. See “Note 4. Restructuring and Other Costs, Net” of the Notes to Consolidated Financial Statements for additional information.

Business Systems Transformation

In the fourth quarter of fiscal 2022, we launched a multi-year phased business systems transformation project as disclosed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Systems Transformation” of the Fiscal 2023 Form 10-K. In fiscal 2023, we invested $138 million in our business systems transformation; $91 million of this amount was expensed as incurred within Selling, general and administrative expense (“SG&A”), including amortization, and $47 million was deferred or capitalized. The deferred and capitalized costs are being amortized as the project is deployed.

In the nine months ended June 30, 2024, we invested $134 million in our business systems transformation; $75 million of this amount was expensed as incurred within SG&A, including amortization. We adjusted from Net Income for our non-GAAP measures $60 million, or 80% of the SG&A amount. As of June 30, 2024, we had $110 million deferred in other noncurrent assets to be amortized as the project is deployed.

The scope and resulting expenditures may be materially impacted by any subsequent changes to the project as a result of the Transaction.

EXECUTIVE SUMMARY

Net sales of $4.8 billion for the third quarter of fiscal 2024 decreased $313.2 million, or 6.1%, compared to the third quarter of fiscal 2023. This decrease was primarily due to lower selling price/mix, lower sales due to prior year mill and interior partition divestitures, lower volumes and unfavorable foreign exchange rates.

Net income attributable to common stockholders was $82.1 million for the third quarter of fiscal 2024 compared to $202.0 million in the third quarter of fiscal 2023. The results in the third quarter of fiscal 2024 were impacted by increased cost inflation, lower selling price/mix, the impact of economic downtime and prior year mill closures, the prior year mill and interior partition divestitures and lower volumes, each as compared to the prior year quarter. These costs were partially offset by increased cost saving and lower restructuring and other costs, net that included a gain on sale of the North Charleston, SC containerboard mill.

Consolidated Adjusted EBITDA of $646.7 million for the third quarter of fiscal 2024 decreased $155.2 million, or 19.4%, from $801.9 million in the third quarter of fiscal 2023 primarily due to lower Adjusted EBITDA across nearly all of our segments.

In the three months ended June 30, 2024, earnings per diluted share was $0.32 compared to $0.79 per diluted share in the three months ended June 30, 2023. Adjusted Earnings Per Diluted Share were $0.31 and $0.89 in the three months ended June 30, 2024 and 2023, respectively. See the discussion and tables under “Definitions and Non-GAAP Financial Measures” below with respect to Consolidated Adjusted EBITDA and Adjusted Earnings Per Diluted Share.

Net cash provided by operating activities in the nine months ended June 30, 2024 and June 30, 2023 was $726.9 million and $1,243.6 million, respectively. The $516.7 million decrease was primarily due to lower earnings, excluding the goodwill impairment and restructuring and other costs, net, and $191.4 million of increased working capital usage compared to the prior year period. During the nine months ended June 30, 2024, we invested $823.2 million in capital expenditures and returned $233.7 million in capital to stockholders in dividend payments. During the nine months ended June 30, 2024, debt increased $229.8 million and was partially offset by an increase in cash and cash equivalents.

A detailed review of our performance appears below under “Results of Operations”.

RESULTS OF OPERATIONS

The following table summarizes our consolidated results for the three and nine months ended June 30, 2024 and June 30, 2023 (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$4,807.9	$5,121.1	$14,154.6	$15,321.8
Cost of goods sold	3,974.4	4,100.6	11,782.2	12,615.3
Gross profit	833.5	1,020.5	2,372.4	2,706.5
Selling, general and administrative expense excluding intangible amortization	524.5	541.5	1,551.1	1,519.5
Selling, general and administrative intangible amortization expense	78.8	84.8	239.8	257.6
Multiemployer pension withdrawal income	—	(12.2)	—	(12.2)
Restructuring and other costs, net	(17.6)	47.7	129.1	515.6
Impairment of goodwill	—	—	—	1,893.0
Operating profit (loss)	247.8	358.7	452.4	(1,467.0)
Interest expense, net	(107.7)	(108.1)	(309.9)	(313.8)
Pension and other postretirement non-service cost	(3.2)	(5.3)	(3.6)	(16.3)
Other (expense) income, net	(16.9)	1.4	(35.1)	8.8
Equity in income (loss) of unconsolidated entities	3.8	23.7	10.9	(7.8)
Loss on sale of RTS and Chattanooga	—	—	(1.5)	—
Income (loss) before income taxes	123.8	270.4	113.2	(1,796.1)
Income tax (expense) benefit	(42.7)	(67.3)	(38.4)	41.2
Consolidated net income (loss)	81.1	203.1	74.8	(1,754.9)
Less: Net loss (income) attributable to noncontrolling interests	1.0	(1.1)	0.4	(3.9)
Net income (loss) attributable to common stockholders	$82.1	$202.0	$75.2	$(1,758.8)

Net Sales (Unaffiliated Customers)

(In millions, except percentages)	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023	$4,923.1	$5,277.6	$5,121.1	$15,321.8	$4,988.2	$20,310.0
Fiscal 2024	$4,620.0	$4,726.7	$4,807.9	$14,154.6
% Change	(6.2)%	(10.4)%	(6.1)%	(7.6)%

Net sales in the third quarter of fiscal 2024 decreased $313.2 million compared to the third quarter of fiscal 2023. This decrease was primarily due to lower selling price/mix, lower sales due to prior year mill and interior partition divestitures, lower volumes and unfavorable foreign exchange rates.

Net sales in the nine months ended June 30, 2024 decreased $1,167.2 million compared to the prior year period. This decrease was primarily due to lower selling price/mix, lower volumes excluding the Mexico Acquisition and lower sales due to prior year mill and interior partition divestitures. These items were partially offset by increased sales due to the two additional months of sales from the Mexico Acquisition and favorable foreign exchange rates.

See “Segment Information” below for detailed information regarding the change in net sales before intersegment eliminations by segment.

Cost of Goods Sold

(In millions, except percentages)	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023	$4,157.1	$4,357.6	$4,100.6	$12,615.3	$4,110.2	$16,725.5
(% of Net Sales)	84.4%	82.6%	80.1%	82.3%	82.4%	82.4%

Fiscal 2024	$3,861.2	$3,946.6	$3,974.4	$11,782.2
(% of Net Sales)	83.6%	83.5%	82.7%	83.2%

The $126.2 million decrease in cost of goods sold in the third quarter of fiscal 2024 compared to the prior year quarter was primarily due to the impact of cost savings, divested operations and lower volumes that were partially offset by estimated net cost inflation. The estimated net cost inflation consisted primarily of higher wage and other costs, recycled fiber costs and freight costs, which were partially offset by lower virgin fiber costs, energy costs including hedges, and chemical costs.

The $833.1 million decrease in cost of goods sold in the nine months ended June 30, 2024 compared to the prior year period was primarily due to the impact of cost savings, lower volumes and divested operations that were partially offset by estimated net cost inflation. The estimated net cost inflation consisted primarily of higher wage and other costs, recycled fiber costs and freight costs, which were partially offset by lower energy costs including hedges, virgin fiber costs and chemical costs.

See “Note 14. Derivatives” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for more information on our natural gas hedges. We discuss our operations in greater detail below for each reportable segment, as applicable.

Selling, General and Administrative Expense Excluding Intangible Amortization

(In millions, except percentages)	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023	$479.1	$498.9	$541.5	$1,519.5	$494.9	$2,014.4
(% of Net Sales)	9.7%	9.5%	10.6%	9.9%	9.9%	9.9%

Fiscal 2024	$527.1	$499.5	$524.5	$1,551.1
(% of Net Sales)	11.4%	10.6%	10.9%	11.0%

SG&A excluding intangible amortization decreased $17.0 million in the third quarter of fiscal 2024 compared to the prior year quarter. Compared to the third quarter of fiscal 2023, and excluding business systems transformation costs, we incurred $28.9 million of lower compensation and benefit costs primarily due to lower anticipated levels of achievement of performance goals compared to the prior year period that was partially offset by $12.9 million of higher professional fees related to various initiatives. We incurred $4.0 million of lower business systems transformation costs compared to the prior year quarter.

SG&A excluding intangible amortization increased $31.6 million in the nine months ended June 30, 2024 compared to the prior year period. The increase was primarily due to $20.6 million related to the consolidation of the Mexico Acquisition that included two additional months in the first quarter of fiscal 2024 compared to the prior year quarter. In addition, we incurred $9.0 million of higher business systems transformation costs compared to the prior year period. Compared to the nine months ended June 30, 2023, and excluding business systems transformation costs and the first quarter impact of the Mexico Acquisition, we incurred $36.5 million of higher professional fees related to various initiatives and $46.2 million of lower compensation and benefit costs primarily due to lower anticipated levels of achievement of performance goals compared to the prior year period.

Selling, General and Administrative Intangible Amortization Expense

SG&A intangible amortization expense was $78.8 million and $84.8 million in the third quarter of fiscal 2024 and 2023, respectively. SG&A intangible amortization expense was $239.8 million and $257.6 million in the nine months ended June 30, 2024 and 2023, respectively.

Restructuring and Other Costs, Net

We recorded an aggregate pre-tax restructuring and other costs, net gain of $17.6 million in the third quarter of fiscal 2024 and aggregate pre-tax restructuring and other costs, net of $47.7 million in the third quarter of fiscal 2023. We recorded aggregate pre-tax restructuring and other costs, net of $129.1 million and $515.6 million in the nine months ended June 30, 2024 and 2023, respectively. Of these costs, $90.5 million and $366.1 million for the nine months ended June 30, 2024 and 2023, respectively, were non-cash. The gain in the third quarter of fiscal 2024 was primarily due to the gain on sale of the North Charleston, SC containerboard mill that was partially offset by other restructuring charges.

These amounts are not comparable since the timing and scope of the individual actions associated with a given restructuring, acquisition, integration or divestiture vary. While restructuring costs are not charged to our segments and, therefore, do not reduce each segment's Adjusted EBITDA, we highlight the segment to which the charges relate. See “Note 4. Restructuring and Other Costs, Net” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information, including a description of the type of costs incurred.

Goodwill Impairment

In the nine months ended June 30, 2023, we recorded a pre-tax, non-cash goodwill impairment of $1,893.0 million, with $1,378.7 million and $514.3 million in the Global Paper and Corrugated Packaging reportable segments, respectively. The impairment is not included in Adjusted EBITDA of our segments. See “Note 7. Segment Information” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

Interest Expense, net

Interest expense, net for the third quarter of fiscal 2024 was $107.7 million compared to $108.1 million for the prior year quarter. Interest expense, net decreased in the current year quarter primarily due to a decrease in average debt that was partially offset by higher interest rates on debt, each as compared to the prior year quarter.

Interest expense, net for the nine months ended June 30, 2024 was $309.9 million compared to $313.8 million for the prior year period. Interest expense, net decreased in the current year period primarily due to higher interest income and a decrease in average debt that was partially offset by higher interest rates on debt and two additional months of debt associated with the Mexico Acquisition, each as compared to the prior year period. See “Note 8. Interest Expense, Net” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

Pension and Other Postretirement Non-Service Cost

Pension and other postretirement non-service cost for the third quarter of fiscal 2024 was $3.2 million compared to $5.3 million for the third quarter of fiscal 2023. Pension and other postretirement non-service cost for the nine months ended June 30, 2024 was $3.6 million compared to $16.3 million for the nine months ended June 30, 2023. The lower costs in fiscal 2024 are largely driven by reduced U.S. pension plan benefit obligations due to a 61-basis point increase in the discount rate compared to the prior measurement date, and non-U.S. pension plan obligations that were positively impacted by a 73-basis point increase for the same period. Customary pension and other postretirement cost are included in our segment results. See “Note 5. Retirement Plans” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for more information.

Other (Expense) Income, net

Other (expense) income, net for the third quarter of fiscal 2024 was expense of $16.9 million compared to income of $1.4 million in the third quarter of fiscal 2023. The $18.3 million change in Other (expense) income, net for the third quarter of fiscal 2024 compared to the prior year period was primarily due to an unfavorable $23.8 million impact of foreign currency that was partially offset by a favorable $8.1 million gain on sale of a display business.

Other (expense) income, net for the nine months ended June 30, 2024 was expense of $35.1 million compared to income of $8.8 million in the first nine months of fiscal 2023. The $43.9 million change in Other (expense) income, net for the first nine months of fiscal 2024 compared to the prior year period was primarily due to an unfavorable $27.8 million impact of foreign currency and an unfavorable $22.3 million of other non-operating costs resulting principally from a $19.7 million gain on foreign currency exchange contract derivatives entered into in anticipation of the Mexico Acquisition in the prior year period. These items were partially offset by a $6.2 million gain on sale of fixed assets, primarily for the sale of an airplane in the current year period. In addition, gains on sales of businesses across the two nine month periods were essentially flat and primarily included the $8.1 gain on sale of a display business in the current year period and an $11.2 million gain on the sale of our Eaton, IN, and Aurora, IL, uncoated recycled paperboard mills in the prior year period.

See “Note 11. Fair Value — Accounts Receivable Monetization Agreements” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information on our sale of receivables and associated expenses.

Equity in Income (Loss) of Unconsolidated Entities

Equity in income (loss) of unconsolidated entities for the third quarter of fiscal 2024 was income of $3.8 million compared to income of $23.7 million for the third quarter of fiscal 2023. The third quarter of fiscal 2023 included a pre-tax gain on sale of $19.2 million in connection with the sale of our ownership interest in an unconsolidated displays joint venture.

Equity in income (loss) of unconsolidated entities for the nine months ended June 30, 2024 was income of $10.9 million compared to a loss of $7.8 million for the nine months ended June 30, 2023. The loss in the nine months ended June 30, 2023 was driven by a $46.8 million non-cash, pre-tax loss to recognize the write-off of historical foreign currency translation adjustments recorded in Accumulated other comprehensive loss, as well as the difference between the fair value of the consideration paid for the Mexico Acquisition and the carrying value of our prior ownership interest. The loss was partially offset by the $19.2 million pre-tax gain on sale of our displays joint venture noted above. The change year-over-year was also impacted by no longer recording equity income after the December 2022 purchase of our remaining interest in the operations acquired in the Mexico Acquisition and the sale of a displays joint venture in the third quarter of fiscal 2023. See “Note 3. Acquisitions” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information on the Mexico Acquisition.

Provision for Income Taxes

We recorded income tax expense of $42.7 million for the three months ended June 30, 2024 compared to $67.3 million for the three months ended June 30, 2023. The effective tax rate for the three months ended June 30, 2024 was 34.5%, while the effective tax rate for the three months ended June 30, 2023 was 24.9%.

We recorded an income tax expense of $38.4 million for the nine months ended June 30, 2024 compared to a benefit of $41.2 million for the nine months ended June 30, 2023. The effective tax rate for the nine months ended June 30, 2024 was 33.9%, while the effective tax rate benefit for the nine months ended June 30, 2023 was 2.3%.

See “Note 6. Income Taxes” of the Notes to Consolidated Financial Statements included in included in Exhibit 99.6 to the Current Form 8-K for the primary factors impacting our effective tax rates.

SEGMENT INFORMATION

Corrugated Packaging Segment

Corrugated Packaging Shipments

Corrugated Packaging shipments are expressed as a tons equivalent in thousands of tons, which includes external and intersegment shipments from our corrugated converting operations, principally for the sale of corrugated containers and other corrugated products. In addition, we disclose North American Corrugated Packaging shipments in billion square feet (“BSF”) and millions of square feet (“MMSF”) per shipping day. In the industry, the term “North American Corrugated Packaging” commonly refers to U.S. and Canadian operations only. Tons sold from period to period may be impacted by customer conversions to lower basis weight products. Quantities in the table may not sum across due to trailing decimals.

	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023 (1)
Corrugated Packaging Shipments - thousands of tons	1,556.2	1,751.1	1,745.7	5,053.0	1,753.9	6,806.9
North American Corrugated Packaging Shipments - BSF	22.7	22.7	22.3	67.7	22.5	90.3
North American Corrugated Packaging Per Shipping Day - MMSF	378.8	354.9	353.8	362.2	363.4	362.5

Fiscal 2024
Corrugated Packaging Shipments - thousands of tons	1,717.3	1,704.1	1,765.3	5,186.8
North American Corrugated Packaging Shipments - BSF	22.1	21.9	22.5	66.5
North American Corrugated Packaging Per Shipping Day - MMSF	363.0	347.7	351.0	353.8

(1)	In the fourth quarter of fiscal 2023, the fiscal 2023 Corrugated Packaging Shipments were revised by an immaterial amount.

Corrugated Packaging Segment – Net Sales and Adjusted EBITDA

(In millions, except percentages)	Net Sales (1)	Adjusted EBITDA	Adjusted EBITDA Margin
Fiscal 2023
First Quarter	$2,337.4	$329.4	14.1%
Second Quarter	2,627.4	407.5	15.5
Third Quarter	2,565.7	429.7	16.7
Nine Months Ended June 30, 2023	7,530.5	1,166.6	15.5
Fourth Quarter	2,524.4	433.8	17.2
Total	$10,054.9	$1,600.4	15.9%

Fiscal 2024
First Quarter	$2,419.9	$327.8	13.5%
Second Quarter	2,398.3	317.9	13.3
Third Quarter	2,502.6	372.2	14.9
Nine Months Ended June 30, 2024	$7,320.8	$1,017.9	13.9%

(1)	Net sales before intersegment eliminations, also referred to as segment sales.

Net Sales (Aggregate) — Corrugated Packaging Segment

Net sales before intersegment eliminations for the Corrugated Packaging segment decreased $63.1 million in the third quarter of fiscal 2024 compared to the prior year quarter. The decrease primarily consisted of $67.2 million of lower selling price/mix and $20.6 million of unfavorable foreign exchange rates which were partially offset by $21.7 million of higher volumes.

Net sales before intersegment eliminations for the Corrugated Packaging segment decreased $209.7 million in the nine months ended June 30, 2024 compared to the prior year period. The decrease primarily consisted of $386.3 million of lower selling price/mix and $60.1 million of lower volumes excluding $209.2 million for two additional months of sales in the first quarter of fiscal 2024 from the operations acquired in the Mexico Acquisition. These declines were also partially offset by $41.6 million associated with the converting operations formerly in the Consumer Packaging segment and $9.1 million of favorable foreign exchange rates.

Adjusted EBITDA — Corrugated Packaging Segment

Corrugated Packaging segment Adjusted EBITDA in the third quarter of fiscal 2024 decreased $57.5 million compared to the prior year quarter primarily due to an estimated $74.7 million of increased net cost inflation and an estimated $70.7 million of margin impact from lower selling price/mix. These items were partially offset by $63.9 million of increased cost savings, $21.4 million of higher volumes and an estimated $6.9 million impact of lower economic downtime and prior year mill closures.

Corrugated Packaging segment Adjusted EBITDA in the nine months ended June 30, 2024 decreased $148.7 million compared to the prior year period primarily due to an estimated $341.2 million of margin impact from lower selling price/mix and an estimated $80.9 million of increased net cost inflation. These items were partially offset by $201.0 million of increased cost savings and an estimated $30.1 million impact of lower economic downtime and prior year mill closures and $10.3 million of higher volumes. Additionally, we had $32.0 million of other net favorable items compared to the prior year period that consisted primarily of $19.3 million from the operations acquired in the Mexico Acquisition as the first quarter of fiscal 2024 included two additional months of results from such operations compared to the prior year period, $14.2 million of favorable planned downtime including maintenance outages and $6.1 million associated with the converting operations formerly in the Consumer Packaging segment which were partially offset by an estimated $7.9 million unfavorable impact of winter weather.

Consumer Packaging Segment

Consumer Packaging Shipments

Consumer Packaging shipments are expressed as a tons equivalent in thousands of tons, which includes external and intersegment shipments from our consumer converting operations, principally for the sale of folding cartons, interior partitions (before divestiture in September 2023) and other consumer products. Quantities in the table may not sum across due to trailing decimals.

	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023
Consumer Packaging Shipments - thousands of tons	360.2	356.3	346.5	1,063.0	348.3	1,411.3

Fiscal 2024
Consumer Packaging Shipments - thousands of tons	298.1	318.9	331.7	948.6

Consumer Packaging Segment – Net Sales and Adjusted EBITDA

(In millions, except percentages)	Net Sales (1)	Adjusted EBITDA	Adjusted EBITDA Margin
Fiscal 2023
First Quarter	$1,215.0	$183.3	15.1%
Second Quarter	1,265.1	218.6	17.3
Third Quarter	1,250.6	230.0	18.4
Nine Months Ended June 30, 2023	3,730.7	631.9	16.9
Fourth Quarter	1,211.1	203.8	16.8
Total	$4,941.8	$835.7	16.9%

Fiscal 2024
First Quarter	$1,059.3	$166.2	15.7%
Second Quarter	1,113.5	200.3	18.0
Third Quarter	1,139.2	205.6	18.0
Nine Months Ended June 30, 2024	$3,312.0	$572.1	17.3%

(1)	Net sales before intersegment eliminations, also referred to as segment sales.

Net Sales (Aggregate) — Consumer Packaging Segment

Net sales before intersegment eliminations for the Consumer Packaging segment decreased $111.4 million in the third quarter of fiscal 2024 compared to the prior year quarter. The decrease was primarily due to $56.3 million due to the prior year divestiture of our interior partition operations, $38.7 million of lower volumes, $10.3 million of lower selling price/mix and $5.7 million of unfavorable foreign exchange rates.

Net sales before intersegment eliminations for the Consumer Packaging segment decreased $418.7 million in the nine months ended June 30, 2024 compared to the prior year period. The decrease was primarily due to $247.5 million of lower volumes, $167.4 million due to the prior year divestiture of our interior partition operations and $37.8 million of net sales for converting operations now included in the Corrugated Packaging segment. These items were partially offset by $21.1 million of higher selling price/mix and $13.1 million of favorable foreign exchange rates.

Adjusted EBITDA — Consumer Packaging Segment

Consumer Packaging segment Adjusted EBITDA in the third quarter of fiscal 2024 decreased $24.4 million compared to the prior year quarter primarily due to an estimated $27.4 million of increased net cost inflation, an estimated $15.8 million margin impact from lower selling price/mix and $9.7 million of lower volumes. These items were partially offset by $31.3 million of increased cost savings an estimated $3.9 million impact of lower economic downtime. Additionally, we had $6.7 million of other net unfavorable items compared to the prior year quarter that consisted primarily of $8.3 million of lower Adjusted EBITDA due to the prior year divested operations.

Consumer Packaging segment Adjusted EBITDA in the nine months ended June 30, 2024 decreased $59.8 million compared to the prior year period primarily due to an estimated $68.4 million of increased net cost inflation, $55.4 million of lower volumes and an estimated $35.8 million impact of higher economic downtime. These items were partially offset by $107.9 million of increased cost savings and an estimated $12.0 million margin impact from higher selling price/mix. Additionally, we had $20.1 million of other net unfavorable items compared to the prior year period that consisted primarily of $24.5 million due to the prior year divested operations and $4.4 million of Adjusted EBITDA from the first quarter of fiscal 2023 associated with the converting operations now included in the Corrugated Packaging segment, which were partially offset by $4.6 million of favorable planned downtime including maintenance outages.

Global Paper Segment

Global Paper Shipments

Global Paper shipments in thousands of tons include the sale of containerboard, paperboard, market pulp and specialty papers (including kraft papers and saturating kraft) to external customers. The shipment data table excludes gypsum paperboard liner tons produced by our Seven Hills mill joint venture in Lynchburg, VA (prior to its September 2023 sale) since it was not consolidated. We have presented the Global Paper shipments in this manner because we believe investors, potential investors, securities analysts and others find this breakout useful when evaluating our operating performance. Tons sold from period to period may be impacted by customer conversions to lower basis weight products. Quantities in the table may not sum across due to trailing decimals.

	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023
Global Paper Shipments - thousands of tons	1,091.9	1,178.7	1,126.8	3,397.5	1,129.5	4,526.9

Fiscal 2024
Global Paper Shipments - thousands of tons	1,008.5	1,162.4	1,078.9	3,249.8

Global Paper Segment – Net Sales and Adjusted EBITDA

(In millions, except percentages)	Net Sales (1)	Adjusted EBITDA	Adjusted EBITDA Margin
Fiscal 2023
First Quarter	$1,123.6	$157.3	14.0%
Second Quarter	1,168.2	187.1	16.0
Third Quarter	1,065.7	177.0	16.6
Nine Months Ended June 30, 2023	3,357.5	521.4	15.5
Fourth Quarter	1,012.4	133.6	13.2
Total	$4,369.9	$655.0	15.0%

Fiscal 2024
First Quarter	$918.3	$118.4	12.9%
Second Quarter	1,016.2	129.5	12.7
Third Quarter	966.0	102.9	10.7
Nine Months Ended June 30, 2024	$2,900.5	$350.8	12.1%

(1)	Net sales before intersegment eliminations, also referred to as segment sales.

Net Sales (Aggregate) — Global Paper Segment

The $99.7 million decrease in net sales before intersegment eliminations for the Global Paper segment in the third quarter of fiscal 2024 compared to the prior year quarter was primarily due to $72.2 million of lower selling price/mix, $21.6 million of lower sales associated with prior year mill divestitures and $6.1 million of lower volumes.

The $457.0 million decrease in net sales before intersegment eliminations for the Global Paper segment in the nine months ended June 30, 2024 compared to the prior year period was primarily due to $311.5 million of lower selling price/mix, $70.2 million of lower sales associated with prior year mill divestitures and $53.2 million of lower volumes. Additionally, net sales are $22.7 million lower than the prior year period as sales to the operations acquired in the Mexico Acquisition for two additional months in fiscal 2024 are eliminated following the acquisition.

Adjusted EBITDA — Global Paper Segment

Global Paper segment Adjusted EBITDA in the third quarter of fiscal 2024 decreased $74.1 million compared to the prior year quarter primarily due to $52.3 million of margin impact from lower selling price/mix, an estimated $37.8 million impact of economic downtime and prior year mill closures, $24.3 million of net cost inflation and $4.5 million of lower volumes. These items were partially offset by an estimated $55.0 million of increased cost savings. Additionally, we had $10.2 million of other net unfavorable items compared to the prior year quarter that consisted primarily of $9.3 million of lower Adjusted EBITDA associated with prior year mill divestitures.

Global Paper segment Adjusted EBITDA in the nine months ended June 30, 2024 decreased $170.6 million compared to the prior year period primarily due to $249.4 million of margin impact from lower selling price/mix, an estimated $136.9 million impact of higher economic downtime and prior year mill closures and $9.5 million of lower volumes. These items were partially offset by an estimated $240.5 million of increased cost savings and $8.8 million of net cost deflation. Additionally, we had $24.1 million of other net unfavorable items compared to the prior year period that consisted primarily of $28.9 million of lower Adjusted EBITDA associated with prior year mill divestitures.

Distribution Segment

Distribution Shipments

Distribution shipments are expressed as a tons equivalent in thousands of tons, which includes external and intersegment shipments from our distribution and display assembly operations. Quantities in the table may not sum across due to trailing decimals.

	First Quarter	Second Quarter	Third Quarter	Nine Months Ended 6/30	Fourth Quarter	Fiscal Year
Fiscal 2023
Distribution Shipments - thousands of tons	34.1	45.4	40.8	120.2	32.8	153.0

Fiscal 2024
Distribution Shipments - thousands of tons	31.4	31.2	33.5	96.1

Distribution Segment – Net Sales and Adjusted EBITDA

(In millions, except percentages)	Net Sales (1)	Adjusted EBITDA	Adjusted EBITDA Margin
Fiscal 2023
First Quarter	$321.5	$10.8	3.4%
Second Quarter	307.3	9.3	3.0
Third Quarter	317.8	6.0	1.9
Nine Months Ended June 30, 2023	946.6	26.1	2.8
Fourth Quarter	314.1	10.9	3.5
Total	$1,260.7	$37.0	2.9%

Fiscal 2024
First Quarter	$289.7	$9.0	3.1%
Second Quarter	272.0	8.9	3.3
Third Quarter	276.5	7.5	2.7
Nine Months Ended June 30, 2024	$838.2	$25.4	3.0%

(1)	Net sales before intersegment eliminations, also referred to as segment sales.

Net Sales (Aggregate) — Distribution Segment

The $41.3 million decrease in net sales before intersegment eliminations for the Distribution segment in the third quarter of fiscal 2024 compared to the prior year quarter was primarily due to $58.0 million of lower volumes that were partially offset by $17.0 million of higher selling price/mix. The lower volumes were primarily due to lower moving & storage volumes.

The $108.4 million decrease in net sales before intersegment eliminations for the Distribution segment in the nine months ended June 30, 2024 compared to the prior year period was primarily due to $125.0 million of lower volumes that were partially offset by $17.0 million of higher selling price/mix. The lower volumes were primarily due to lower moving & storage and automotive business volumes.

Adjusted EBITDA — Distribution Segment

Distribution segment Adjusted EBITDA in the third quarter of fiscal 2024 increased $1.5 million compared to the prior year quarter primarily due to $17.0 million of margin impact of higher selling price/mix and $12.5 million of increased cost savings which were largely offset by an estimated $16.0 million of lower volumes and an estimated $12.3 million of increased net cost inflation.

Distribution segment Adjusted EBITDA in the nine months ended June 30, 2024 decreased $0.7 million compared to the prior year period primarily due to an estimated $35.0 million of lower volumes and an estimated $14.9 million of increased net cost inflation, which were largely offset by $32.3 million of increased cost savings and $17.0 million of margin impact of higher selling price/mix.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our working capital requirements, capital expenditures, mergers, acquisitions and investments, restructuring activities, dividends and stock repurchases from net cash provided by operating activities, borrowings under our credit facilities, proceeds from the sale of receivables under our accounts receivable monetization agreements, proceeds from the sale of property, plant and equipment removed from service and proceeds received in connection with the issuance of debt and equity securities. See “Note 12. Debt” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for more information regarding our debt.

Cash and cash equivalents were $461.4 million at June 30, 2024 and $393.4 million at September 30, 2023. Approximately one-half of the cash and cash equivalents at June 30, 2024 were held outside of the U.S. The proportion of cash and cash equivalents held outside of the U.S. generally varies from period to period. At June 30, 2024 and September 30, 2023, total debt was $8.8 billion and $8.6 billion, respectively, $1,189.6 million and $533.0 million of which was short-term at June 30, 2024 and September 30, 2023, respectively. The increase in short-term debt is primarily due to our $600 million 3.750% bond due March 2025 becoming current. Included in our total debt at June 30, 2024 was $142.7 million of non-cash acquisition-related step-up. During the nine months ended June 30, 2024, debt increased $229.8 million and was partially offset by an increase in cash and cash equivalents. Prior to the Transaction, funding for our domestic operations in the foreseeable future was expected to come from sources of liquidity within our domestic operations, including cash and cash equivalents, and available borrowings under credit facilities. As such, our foreign cash and cash equivalents were not expected to be a key source of liquidity to our domestic operations.

At June 30, 2024, we had approximately $3.3 billion of available liquidity under our long-term committed credit facilities and cash and cash equivalents. Our primary availability was under our revolving credit facilities and Receivables Securitization Facility.

Our credit facilities in place as of June 30, 2024 contained certain restrictive covenants, including a covenant to satisfy a debt to capitalization ratio. We tested and reported our compliance with these covenants as required by these facilities and were in compliance with them as of June 30, 2024.

At June 30, 2024, we had $75.6 million of outstanding letters of credit not drawn upon.

We use a variety of working capital management strategies, including supply chain financing (“SCF”) programs, vendor financing and commercial card programs, monetization facilities where we sell short-term receivables to a group of third-party financial institutions and receivables securitization facilities. We describe these programs below.

We engage in certain customer-based SCF programs to accelerate the receipt of payment for outstanding accounts receivables from certain customers. Certain costs of these programs are borne by the customer or us. Receivables transferred under these customer-based SCF programs generally meet the requirements to be accounted for as sales in accordance with guidance under ASC 860 resulting in derecognition of such receivables from our consolidated balance sheets. Receivables involved with these customer-based SCF programs constitute approximately 2% of our annual net sales. In addition, we have monetization facilities that sell to third-party financial institutions all of the short-term receivables generated from certain customer trade accounts. See “Note 11. Fair Value — Accounts Receivable Monetization Agreements” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for a discussion of our monetization facilities.

Our working capital management strategy includes working with our suppliers to revisit terms and conditions, including the extension of payment terms. Our current payment terms with the majority of our suppliers generally range from payable upon receipt to 120 days and vary for items such as the availability of cash discounts. We do not believe our payment terms will be shortened significantly in the near future, and we do not expect our net cash provided by operating activities to be significantly impacted by additional extensions of payment terms. Certain financial institutions offer voluntary SCF programs that enable our suppliers, at their sole discretion, to sell their receivables from us to the financial institutions on a non-recourse basis at a rate that leverages our credit rating and thus might be more beneficial to our suppliers. We and our suppliers agree on commercial terms for the goods and services we procure, including prices, quantities and payment terms, regardless of whether the supplier elects to participate in SCF programs. The suppliers sell us goods or services and issue the associated invoices to us based on the agreed-upon contractual terms. The due dates of the invoices are not extended due to the supplier’s participation in SCF programs. Our suppliers, at their sole discretion if they choose to participate in a SCF program, determine which invoices, if any, they want to sell to the financial institutions. No guarantees are provided by us under SCF programs, and we have no economic interest in a supplier’s decision to participate in the SCF program. Therefore, amounts due to our suppliers that elect to participate in SCF programs are included in the line items Accounts payable and Other current liabilities in our consolidated balance sheets and the activity is reflected in net cash provided by operating activities in our consolidated statements of cash flows. Based on correspondence with the financial institutions that are involved with our two primary SCF programs, while the amount suppliers elect to sell to the financial institutions varies from period to period, the amount generally averages approximately 19% to 21% of our accounts payable balance.

We also participate in certain vendor financing and commercial card programs to support our travel and entertainment expenses and smaller vendor purchases. Amounts outstanding under these programs are classified as debt primarily because we receive the benefit of extended payment terms and a rebate from the financial institution that we would not have otherwise received without the financial institution’s involvement. We also have the Receivables Securitization Facility that allows for borrowing availability based on underlying accounts receivable eligibility and compliance with certain covenants. See “Note 12. Debt” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for a discussion of our Receivables Securitization Facility and the amount outstanding under our vendor financing and commercial card programs.

Cash Flow Activity

	Nine Months Ended
(In millions)	June 30,
	2024	2023
Net cash provided by operating activities	$726.9	$1,243.6
Net cash provided by (used for) investing activities	$221.9	$(1,522.0)
Net cash (used for) provided by financing activities	$(864.1)	$336.2

Net cash provided by operating activities during the nine months ended June 30, 2024 decreased $516.7 million compared to the nine months ended June 30, 2023 primarily due to lower earnings, excluding the goodwill impairment and restructuring and other costs, net, and $191.4 million of increased working capital usage compared to the prior year period.

Net cash provided by investing activities of $221.9 million in the nine months ended June 30, 2024 consisted primarily of $860.0 million of proceeds from the collection of an installment note receivable related to our Timber Notes and $151.2 million of proceeds from the sale of property, plant and equipment primarily for the sale of our North Charleston, SC and Panama City, FL mills that were partially offset by $823.2 million for capital expenditures. Net cash used for investing activities of $1.5 billion in the nine months ended June 30, 2023 consisted primarily of $853.5 million of cash paid for the purchase of businesses, net of cash acquired, for the Mexico Acquisition and $818.3 million for capital expenditures that were partially offset by partially offset by $43.8 million of proceeds from the sale of an unconsolidated displays joint venture, $36.0 million of proceeds from corporate owned life insurance, $26.3 million of proceeds from the sale of two URB mills, $23.2 million of proceeds from currency forward contracts and $21.7 million of proceeds from the sale of property, plant and equipment. See “Note 3. Acquisitions” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information on the Mexico Acquisition.

In the nine months ended June 30, 2024, net cash used for financing activities of $864.1 million consisted primarily of a $774.0 million payment of a secured financing liability related to our Non-recourse Liabilities, and cash dividends paid to stockholders of $233.7 million which were partially offset by a net increase in debt of $155.5 million. In the nine months ended June 30, 2023, net cash provided by financing activities of $336.2 million consisted primarily of a net increase in debt of $561.1 million which was partially offset by cash dividends paid to stockholders of $210.8 million. The increase in debt in the nine months ended June 30, 2023 was primarily in connection with the Mexico Acquisition. See “Note 3. Acquisitions” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information on the Mexico Acquisition.

See “Note 15. Special Purpose Entities” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information on the installment note receivable and secured financing liability referenced above.

In April 2024, our board of directors declared a quarterly dividend of $0.3025 per share that was paid in May 2024. In February 2024 and November 2023, we paid a quarterly dividend of $0.3025 per share, representing a $1.21 per share annualized dividend, or an increase of 10% from the prior year. In May 2023, February 2023 and November 2022, we paid a quarterly dividend of $0.275 per share.

Prior to the Transaction, we had a share repurchase program that was indefinitely suspended upon entry into the Transaction Agreement. In the nine months ended June 30, 2024 and 2023, we had no share repurchases under these programs. See “Note 17. Equity and Other Comprehensive (Loss) Income — Equity — Stock Repurchase Program” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

The U.S. federal, state and foreign net operating losses and other U.S. federal and state tax credits available to us aggregated approximately $41 million in future potential reductions of U.S. federal, state and foreign cash taxes at the end of the previous fiscal year. These items are primarily for foreign and state net operating losses and credits that generally will be utilized between fiscal 2024 and 2042. Our cash tax rate is highly dependent on our taxable income, utilization of net operating losses and credits, changes in tax laws or tax rates, capital expenditures and other factors.

We made contributions of $16.4 million to our qualified and supplemental defined benefit pension plans during the nine months ended June 30, 2024. We have made contributions and expect to continue to make contributions in the coming years to our pension plans in order to ensure that our funding levels remain adequate in light of projected liabilities and to meet the requirements of the Pension Protection Act of 2006 and other regulations. Our pension plans in the U.S. are overfunded, and we had a $645.6 million pension asset on our consolidated balance sheet as of June 30, 2024.

In the normal course of business, we evaluate our potential exposure to MEPPs, including with respect to potential withdrawal liabilities. In fiscal 2018, we submitted formal notification to withdraw from certain MEPPs, including PIUMPF, and recorded estimated withdrawal liabilities for each. We also have liabilities associated with other MEPPs from which we, or legacy companies, have withdrawn in the past. In fiscal 2024, we expect to pay approximately $11 million in withdrawal liabilities, excluding accumulated funding deficiency demands. With respect to certain other MEPPs, in the event we withdraw from one or more of the MEPPs in the future, it is reasonably possible that we may incur withdrawal liabilities in connection with such withdrawals. Our estimate of any such withdrawal liability, both individually and in the aggregate, is not material for the remaining plans in which we participate.

At June 30, 2024 and September 30, 2023, we had recorded withdrawal liabilities of $208.9 million and $203.2 million, respectively, including liabilities associated with PIUMPF’s accumulated funding deficiency demands. See “Note 5. Retirement Plans — MEPPs” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for more information regarding these liabilities.

Guarantor Summarized Financial Information

WRKCo, Inc. (the “Issuer”), a wholly owned subsidiary of WestRock Company (“Parent”), has issued the following debt securities pursuant to offerings registered under the Securities Act of 1933, as amended (collectively for purposes of this subsection, the “Notes”) (in millions, except percentages):

Aggregate Principal Amount	Stated Coupon Rate	Maturity Date
$600	3.750%	March 2025
$750	4.650%	March 2026
$500	3.375%	September 2027
$600	4.000%	March 2028
$500	3.900%	June 2028
$750	4.900%	March 2029
$500	4.200%	June 2032
$600	3.000%	June 2033

Upon issuance, the Notes maturing in 2025, 2027 and March 2028 were fully and unconditionally guaranteed by two other wholly owned subsidiaries of Parent: WestRock RKT, LLC and MWV, together, (the “Guarantor Subsidiaries”). Parent has also fully and unconditionally guaranteed these Notes. The remaining Notes were issued by the Issuer subsequent to the consummation of the acquisition of KapStone Paper and Packaging Corporation in November 2018 and were fully and unconditionally guaranteed at the time of issuance by the Parent and the Guarantor Subsidiaries. Accordingly, each series of the Notes is fully and unconditionally guaranteed on a joint and several basis by the Parent and the Guarantor Subsidiaries (together, the “Guarantors”). Collectively, the Issuer and the Guarantors are the “Obligor Group”.

For additional information regarding the notes, related indentures and other information, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Guarantor Summarized Financial Information” in our Fiscal 2023 Form 10-K.

Pursuant to amended Rule 3-10 of Regulation S-X, the summarized financial information below is presented for the Obligor Group on a combined basis after the elimination of intercompany balances and transactions among the Obligor Group and equity in earnings from and investments in the non-Guarantor Subsidiaries. The summarized financial information below should be read in conjunction with the Company’s consolidated financial statements contained herein as the summarized financial information may not necessarily be indicative of results of operations or financial position had the subsidiaries operated as independent entities (in millions).

SUMMARIZED STATEMENT OF OPERATIONS

Nine Months Ended
(In millions)	June 30, 2024
Net sales to unrelated parties	$1,093.1
Net sales to non-Guarantor Subsidiaries	$932.9
Gross profit	$783.2
Interest expense, net with non-Guarantor Subsidiaries	$(369.3)
Net loss and net loss attributable to the Obligor Group	$(164.0)

SUMMARIZED BALANCE SHEETS

(In millions)	June 30, 2024	September 30, 2023
ASSETS
Current amounts due from non-Guarantor Subsidiaries	$227.8	$—
Other current assets	176.6	192.4
Total current assets	$404.4	$192.4

Noncurrent amounts due from non-Guarantor Subsidiaries	$240.9	$262.2
Other noncurrent assets (1)	1,577.2	1,607.9
Total noncurrent assets	$1,818.1	$1,870.1

LIABILITIES
Current amounts due to non-Guarantor Subsidiaries	$1,316.1	$1,106.2
Other current liabilities	1,211.4	427.4
Total current liabilities	$2,527.5	$1,533.6

Noncurrent amounts due to non-Guarantor Subsidiaries	$6,613.2	$6,472.6
Other noncurrent liabilities	6,416.9	7,056.6
Total noncurrent liabilities	$13,030.1	$13,529.2

(1)	Other noncurrent assets includes aggregate goodwill and intangibles, net of $1,322.0 million and $1,395.5 million as of June 30, 2024 and September 30, 2023, respectively.

New Accounting Standards

See “Note 1. Basis of Presentation and Significant Accounting Policies” of the Notes to Consolidated Financial Statements for a description of recent accounting pronouncements.

DEFINITIONS AND NON-GAAP FINANCIAL MEASURES

Definitions

We calculate cost savings as the year-over-year change in certain costs incurred for manufacturing, procurement, logistics, and SG&A, in each case excluding the impact of economic downtime and inflation. Cost savings achieved to date may not recur in future periods, and estimates of future savings are subject to change.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes certain non-GAAP financial measures provide additional meaningful financial information that may be relevant when assessing our ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our GAAP results. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies.

We use the non-GAAP financial measures “Adjusted Net Income” and “Adjusted Earnings Per Diluted Share”. Management believes these measures provide our management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate our performance because they exclude restructuring and other costs, net, business systems transformation costs and other specific items that management believes are not indicative of the ongoing operating results of the business. We and our board of directors use this information when making financial, operating and planning decisions and when evaluating our performance relative to other periods. We believe that the most directly comparable GAAP measures to Adjusted Net Income and Adjusted Earnings Per Diluted Share are Net income (loss) attributable to common stockholders and Earnings (loss) per diluted share, respectively.

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Earnings Per Diluted Share to Earnings (loss) per diluted share, the most directly comparable GAAP measure (in dollars per share) for the periods indicated.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Earnings (loss) per diluted share	$0.32	$0.79	$0.29	$(6.88)
Impairment of goodwill	—	—	—	7.16
Restructuring and other costs, net	(0.05)	0.14	0.37	1.52
Business systems transformation costs	0.04	0.07	0.17	0.18
Losses at closed facilities	0.02	0.02	0.08	0.04
Accelerated depreciation on certain consolidated facilities	—	—	0.02	—
Work stoppages	—	—	0.01	0.23
Loss on consolidation of previously held equity method investment net of deferred taxes	—	—	—	0.09
Acquisition accounting inventory related adjustments	—	—	—	0.04
Gain on sale of business	(0.02)	—	(0.02)	—
Gain on sale of airplane	—	—	(0.02)	—
Gain on sale of unconsolidated entity	—	(0.07)	—	(0.07)
Multiemployer pension withdrawal income	—	(0.04)	—	(0.04)
Gain on sale of two uncoated recycled paperboard mills	—	—	—	(0.03)
Brazil indirect tax claim	—	(0.02)	—	(0.02)
Adjustment to reflect adjusted earnings on a fully diluted basis	—	—	—	(0.01)
Adjusted Earnings Per Diluted Share	$0.31	$0.89	$0.90	$2.21

The as reported results in the table below for Pre-Tax, Tax and Net of Tax are equivalent to the line items “Income (loss) before income taxes”, “Income tax benefit” and “Consolidated net income (loss)”, respectively, as reported on the consolidated statements of operations. Set forth below are reconciliations of Adjusted Net Income to the most directly comparable GAAP measure, Net income (loss) attributable to common stockholders (represented in the table below as the as reported results for Consolidated net income (loss) (i.e., Net of Tax) less Net income attributable to noncontrolling interests), for the periods indicated (in millions):

	Three Months Ended			Nine Months Ended
	June 30, 2024			June 30, 2024
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
As reported	$123.8	$(42.7)	$81.1	$113.2	$(38.4)	$74.8
Restructuring and other costs, net	(17.6)	3.9	(13.7)	129.1	(32.2)	96.9
Business systems transformation costs (1)	14.9	(3.7)	11.2	60.0	(14.7)	45.3
Losses at closed facilities (1)	8.5	(2.1)	6.4	26.0	(6.4)	19.6
Accelerated depreciation on certain consolidated facilities	1.9	(0.5)	1.4	6.7	(1.6)	5.1
Work stoppages (1)	—	—	—	1.8	(0.5)	1.3
Loss on sale of RTS and Chattanooga	—	—	—	1.5	(0.4)	1.1
Gain on sale of business	(8.1)	2.0	(6.1)	(8.1)	2.0	(6.1)
Gain on sale of airplane	—	—	—	(6.2)	1.5	(4.7)
Gain on sale of unconsolidated entities, net (1)	—	—	—	(1.0)	0.2	(0.8)
Other	—	—	—	0.3	(0.1)	0.2
Adjusted Results	$123.4	$(43.1)	$80.3	$323.3	$(90.6)	$232.7
Noncontrolling interests			1.0			0.4
Adjusted Net Income			$81.3			$233.1

(1)	These footnoted items represent the "Other adjustments" reported in the additional segment information table in our segment footnote. The “Losses at closed facilities” line for the three and nine months ended June 30, 2024, includes $2.1 million and $4.7 million, respectively, of depreciation and amortization. See “Note 7. Segment Information” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

	Three Months Ended			Nine Months Ended
	June 30, 2023			June 30, 2023
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
As reported	$270.4	$(67.3)	$203.1	$(1,796.1)	$41.2	$(1,754.9)
Impairment of goodwill	—	—	—	1,893.0	(63.2)	1,829.8
Restructuring and other costs, net	47.6	(11.6)	36.0	515.5	(126.3)	389.2
Work stoppages (1)	—	—	—	77.8	(19.1)	58.7
Business systems transformation costs (1)	22.6	(5.6)	17.0	60.3	(14.8)	45.5
Loss on consolidation of previously held equity method investment net of deferred taxes (1)	—	—	—	46.8	(22.2)	24.6
Acquisition accounting inventory related adjustments (1)	—	—	—	13.1	(3.2)	9.9
Losses at closed facilities (1)	8.3	(2.1)	6.2	12.0	(2.9)	9.1
Gain on sale of unconsolidated entity (1)	(19.2)	2.0	(17.2)	(19.2)	2.0	(17.2)
Multiemployer pension withdrawal income	(12.2)	3.0	(9.2)	(12.2)	3.0	(9.2)
Gain on sale of two uncoated recycled paperboard mills	(0.1)	—	(0.1)	(11.2)	2.8	(8.4)
Brazil indirect tax claim (1)	(9.1)	3.1	(6.0)	(9.1)	3.1	(6.0)
Other (1)	—	—	—	0.6	(0.1)	0.5
Adjusted Results	$308.3	$(78.5)	$229.8	$771.3	$(199.7)	$571.6
Noncontrolling interests			(1.1)			(3.9)
Adjusted Net Income			$228.7			$567.7

(1)	These footnoted items represent the "Other adjustments" reported in the additional segment information table in our segment footnote. The “Losses at closed facilities” line for the three and nine months ended June 30, 2023, includes $0.5 million and $1.2 million, respectively, of depreciation and amortization, and the Brazil indirect tax claim includes $4.7 million of interest income in each period. See “Note 7. Segment Information” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K for additional information.

We also use the non-GAAP financial measure “Consolidated Adjusted EBITDA”, along with other measures such as Adjusted EBITDA (a GAAP measure of segment performance our CODM uses to evaluate our segment results), to evaluate our overall performance. The composition of Adjusted EBITDA is not addressed or prescribed by GAAP.

Management believes that the most directly comparable GAAP measure to Consolidated Adjusted EBITDA is "Net income (loss) attributable to common stockholders". Management believes this measure provides our management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate our performance because it excludes restructuring and other costs, net, business systems transformation costs and other specific items that management believes are not indicative of the ongoing operating results of the business. We and our board of directors use this information in making financial, operating and planning decisions and when evaluating our performance relative to other periods.

Set forth below is a reconciliation of the non-GAAP financial measure Consolidated Adjusted EBITDA to Net income (loss) attributable to common stockholders for the periods indicated (in millions).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$82.1	$202.0	$75.2	$(1,758.8)
Adjustments: (1)
Less: Net income (loss) attributable to noncontrolling interests	(1.0)	1.1	(0.4)	3.9
Income tax expense (benefit)	42.7	67.3	38.4	(41.2)
Other expense (income), net	16.9	(1.4)	35.1	(8.8)
Interest expense, net	107.7	108.1	309.9	313.8
Restructuring and other costs, net	(17.6)	47.7	129.1	515.6
Impairment of goodwill	—	—	—	1,893.0
Multiemployer pension withdrawal income	—	(12.2)	—	(12.2)
Loss on sale of RTS and Chattanooga	—	—	1.5	—
Depreciation, depletion and amortization	394.6	382.5	1,164.8	1,151.5
Other adjustments	21.3	6.8	82.1	185.8
Consolidated Adjusted EBITDA	$646.7	$801.9	$1,835.7	$2,242.6

(1)	The table above adds back expense or subtracts income for certain financial statement and segment footnote items to compute Consolidated Adjusted EBITDA.

The non-GAAP measure Consolidated Adjusted EBITDA can also be derived by adding together each segment's "Adjusted EBITDA" plus "Non-allocated expenses" from our segment footnote. See “Note 7. Segment Information” of the Notes to Consolidated Financial Statements included in Exhibit 99.6 to the Current Form 8-K.

Forward-Looking Statements

Statements in this Exhibit 99.6 that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the Company’s current expectations, beliefs, plans or forecasts and use words such as “may”, “will”, “could”, “should”, “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target”, "prospects", “potential”, "commit" and "forecast", or words of similar import or meaning or refer to future time periods. Forward-looking statements involve estimates, expectations, projections, goals, targets, forecasts, assumptions, risks and uncertainties. A forward-looking statement is not a guarantee of future performance, and actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, such as developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages; intense competition; results and impacts of acquisitions, including operational and financial effects from the Mexico Acquisition and divestitures; business disruptions, including the occurrence of severe weather or a natural disaster or other unanticipated problems, such as labor difficulties, equipment failure or unscheduled maintenance and repair or public health crises; failure to respond to changing customer preferences and to protect our intellectual property; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, and costs related to resolving disputes with third parties with which we work to manage and implement capital projects; risks related to international sales and operations; the production of faulty or contaminated products; the loss of certain customers; adverse legal, reputational, operational and financial effects resulting from information security incidents and the effectiveness of business continuity plans during a ransomware or other cyber incident; work stoppages and other labor relations difficulties; inability to attract, motivate and retain qualified personnel, including as a result of the Transaction; risks associated with sustainability and climate change, including our ability to achieve sustainability targets and commitments and realize climate-related opportunities on announced timelines or at all; our inability to successfully identify and make performance improvements and deliver cost savings and risks associated with completing strategic projects on anticipated timelines and realizing anticipated financial or operational improvements on announced timelines or at all, including with respect to our business systems transformation; risks related to the Transaction, costs associated with the Transaction, and integration difficulties; risks related to our indebtedness, including increases in interest rates; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; the scope, timing and outcome of any litigation, claims or other proceedings or dispute resolutions and the impact of any such litigation (including with respect to the Brazil tax liability matter); and additional impairment charges. Such risks and other factors that may impact forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, in our subsequent filings with the SEC, in the Registration Statement and in Smurfit Westrock’s subsequent filings with the SEC. The information contained herein speaks as of the date hereof, and the Company does not have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements, including projections herein, could also change as a result of consummation of the Transaction.